Exhibit 10.12

Inventure Foods, Inc.
2015 Equity Incentive Plan

Performance Share Units Notice

Name of Grantee:

This Notice evidences the Award for a target number (“Target PSUs”) of performance share units (each, a “PSU,” and collectively, the “PSUs” or “Performance Units”) of Inventure Foods, Inc. (the “Company”), granted to you pursuant to the Inventure Foods, Inc. 2015 Equity Incentive Plan (the “Plan”) and conditioned upon your agreement to the terms of the attached Performance Share Units Agreement (the “Agreement”).  This Notice constitutes part of and is subject to the terms and provisions of the Agreement and the Plan, which are incorporated by reference herein.  Each PSU is a bookkeeping entry representing the equivalent in value of one share of the Company’s Stock.  The number of PSUs that you actually earn for a Performance Period will be determined by the level of achievement of the Performance Goals in accordance with Exhibit A to the Agreement.

Grant Date:

Performance Period: The period starting on [DATE] and ending on [DATE].

Target PSUs:

Inventure Foods, Inc.	Date

I acknowledge that I have read the Agreement, the Plan, and the prospectus for the Plan.  I agree to be bound by all of the provisions set forth in those documents.  I also consent to electronic delivery of all notices or other information with respect to the PSUs or the Company.

Signature of Grantee	Date

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Performance Share Units Agreement
under the
Inventure Foods, Inc. 2015 Equity Incentive Plan

1.Terminology.  Unless otherwise provided in this Agreement, capitalized terms used herein are defined in the Glossary at the end of this Agreement or in the Plan.

2.Performance Units.

(a)Performance Goals/Determination.  The number of PSUs you earn for the Performance Period will be determined after the end of the Performance Period based on the level of achievement of the Performance Goals in accordance with Exhibit A attached hereto.  All determinations of whether Performance Goals have been achieved and the number of PSUs you earn shall be made by the Committee in its sole discretion.  Following completion of the Performance Period, the Committee will review and certify in writing whether, and to what extent, the Performance Goals for the Performance Period have been achieved and the number of PSUs that you may earn, subject to compliance with the remaining terms of this Agreement.  Such certification shall be final, conclusive and binding on you and on all other persons, to the maximum extent permitted by law.

(b)Vesting.  All of the PSUs are nonvested and forfeitable as of the Grant Date.  Except as otherwise provided herein, the PSUs will vest and become nonforfeitable on the date the Committee certifies the achievement of the Performance Goals in accordance with Section 2(a), subject to your continuous Service from the Grant Date through such certification date.  The number of PSUs that vest and become payable under this Agreement shall be determined by the Committee based on the level of achievement of the Performance Goals set forth in Exhibit A and shall be rounded to the nearest whole PSU.    None of the PSUs will become vested and nonforfeitable after your Service ceases.    Failure to achieve at least the minimum performance target shall result in the forfeiture of all PSUs.

(c)Termination of Service.  Except as otherwise expressly provided in this Agreement, if your continuous Service (as defined in the Plan) terminates for any reason at any time before all of your PSUs have vested, your unvested PSUs shall be automatically forfeited upon such termination of continuous Service and neither the Company nor any Affiliate shall have any further obligations to you under this Agreement.    Notwithstanding the foregoing, if your continuous Service terminates in [YEAR] or [YEAR] as a result of your death, Disability, termination by the Company without Cause, or termination by you for Good Reason,  then, as of your date of termination, you will become vested in the number of PSUs determined by multiplying the total of one-third of the Target PSUs for each full fiscal year of the Performance Period completed prior to such termination by a fraction where the numerator is actual cumulative EBIDTA for the full fiscal years of the Performance Period completed prior to such termination (not to exceed the Cumulative Performance Goal) and the denominator is the Cumulative Performance Goal set forth in Exhibit A.

(d)Effect of a Change in Control and other Significant Transactions.  If there is a Change in Control in [YEAR],  [YEAR] or [YEAR],  and you are in continuous Service from the Grant Date through the date of such Change in Control,  then, as of the effective date of the Change in Control, you will become vested in the number of PSUs determined by multiplying the Target PSUs by a fraction where the numerator is actual cumulative EBIDTA for the full fiscal years of the Performance Period completed prior to such Change in Control (not to exceed the Cumulative Performance Goal) and the denominator is the Cumulative Performance Goal set forth in Exhibit A.  Notwithstanding the foregoing, vesting will be limited if and to the extent that the vesting would result in a Section 280G Event.  No PSUs will vest if you are not in continuous Service on the date of the Change in Control, and unvested PSUs will thereupon terminate.

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If the Company is involved in an acquisition or divestiture transaction in [YEAR],  [YEAR] or [YEAR] that does not constitute a Change in Control, and such transaction is material to the Company, as determined by the Board in its discretion, then, as of the effective date of the transaction, (i) you will become vested in the number of PSUs determined as if you had been terminated by the Company without Cause as of the effective date of such transaction, pursuant to Section 2(c), and (ii) the remaining portion of the Target PSUs shall be eligible to vest upon completion of the Performance Period in accordance with a revised Performance Goal that reflects the nature and magnitude of such transaction’s effect on the Company’s business; provided, however, that such vesting and modification shall only occur if the PSUs will remain eligible for the performance-based exception from the tax deductibility limitations of Section 162(m) of the Code,  to the extent that the Award is intended to be performance-based compensation thereunder, as determined by the Committee in its discretion.

(e)Manner of PSU Settlement.  You are not required to make any monetary payment (other than applicable tax withholding, if required) as a condition to settlement of the PSUs.  The Company will issue to you, in settlement of your PSUs and subject to satisfaction of tax withholding, the number of whole shares of Stock that equals the number of whole PSUs that become vested, and such vested PSUs will terminate and cease to be outstanding upon such issuance of the shares.    Upon issuance of such shares, the Company will determine the form of delivery (e.g., a stock certificate or electronic entry evidencing such shares) and may deliver such shares on your behalf electronically to the Company’s designated stock plan administrator or such other broker-dealer as the Company may choose at its sole discretion, within reason.

(f)Timing of PSU Settlement.  Your PSUs will be settled by the Company, via the issuance of Stock as described herein, on the date that the PSUs become vested and nonforfeitable or within thirty (30) days thereafter.  However, if a scheduled issuance date falls on a non-trading day, such issuance date shall instead fall on the next following trading day.

3.Restrictions on Transfer.   Neither this Agreement nor any PSU may be assigned, transferred, pledged, hypothecated or disposed of in any way, whether by operation of law or otherwise, and no right hereunder may be subject to execution, attachment or similar process.  All rights with respect to this Agreement shall be exercisable during your lifetime only by you or your guardian or legal representative.

4.Tax Withholding.    On or before the time you receive a distribution of the shares of Stock subject to your PSUs, or at any time thereafter as requested by the Company, you hereby authorize any required withholding from the Stock issuable to you and/or otherwise agree to make adequate provision in cash for any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or any Affiliate which arise in connection with your PSUs (the “Withholding Taxes”).

Additionally, the Company may, in its sole discretion, satisfy all or any portion of the Withholding Taxes obligation relating to your PSUs by any of the following means or by a combination of such means: (i) withholding from any compensation otherwise payable to you by the Company; (ii) causing you to tender a cash payment; (iii) if the Stock is then listed for public trade on a national securities exchange or market, permitting you to enter into a “same day sale” or “sell to cover” commitment with a broker-dealer that is a member of the Financial Industry Regulatory Authority (a “FINRA Dealer”) whereby you irrevocably elect to sell a portion of the shares to be delivered under the Agreement to satisfy the Withholding Taxes and whereby the FINRA Dealer irrevocably commits to forward the proceeds necessary to satisfy the Withholding Taxes directly to the Company; or (iv) withholding shares of Stock from the shares of Stock issued or otherwise issuable to you in connection with the PSUs with a Fair Market Value (measured as of the date shares of Stock are issued to you) equal to the amount of such Withholding Taxes; provided, however, that the number of such shares of Stock so withheld shall not exceed the amount necessary to satisfy the Company’s required tax withholding obligations using the minimum statutory withholding rates for federal, state, local and

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foreign tax purposes, including payroll taxes, that are applicable to supplemental taxable income if required to avoid adverse accounting treatment.   Unless the tax withholding obligations of the Company and/or any Affiliate are satisfied, the Company shall have no obligation to deliver to you any Stock.   In the event the Company’s obligation to withhold arises prior to the delivery to you of Stock or it is determined after the delivery of Stock to you that the amount of the Company’s withholding obligation was greater than the amount withheld by the Company, you agree to indemnify and hold the Company harmless from any failure by the Company to withhold the proper amount.

5.Adjustments for Corporate Transactions and Other Events; Adjustment of Performance Goals.  Section 4.4 and Section 13 of the Plan describe adjustments that may be made to PSUs as a result of corporate transactions and the treatment of PSUs in corporate transactions.

In addition, the Administrator may, in its sole discretion, provide that one or more objectively determinable adjustments shall be made to the manner in which one or more of the Performance Goals is to be calculated or measured to take into account, or ignore, one or more of the following: (1) items related to a change in accounting principle; (2) items relating to financing activities; (3) expenses for restructuring or productivity initiatives; (4) other non-operating items; (5) items related to acquisitions; (6) items attributable to the business operations of any entity acquired by the Company during the Performance Period; (7) items related to the sale or disposition of a business or segment of a business; (8) items related to discontinued operations that do not qualify as a segment of a business under U.S. generally accepted accounting principles; (9) items attributable to any stock dividend, stock split, combination or exchange of stock occurring during the Performance Period; (10) any other items of significant income or expense which are determined to be appropriate adjustments; (11) items relating to unusual or extraordinary corporate transactions, events or developments, (12) items related to amortization of acquired intangible assets; (13) items that are outside the scope of the Company’s core, on-going business activities; (14) changes in foreign currency exchange rates; (15) items relating to changes in tax laws; (16) certain identified expenses (including, but not limited to, cash bonus expenses, incentive expenses and acquisition-related transaction and integration expenses); (17) items relating to asset impairment charges; or (18) items relating to gains or unusual or nonrecurring events or changes in applicable law, accounting principles or business conditions.  Such determinations shall be made within the time prescribed by, and otherwise in compliance with, Section 162(m) of the Code to the extent that the Award is intended to be performance-based compensation thereunder.

6.Non‑Guarantee of Employment or Service Relationship.  Nothing in the Plan or this Agreement shall alter your at‑will or other employment status or other service relationship with the Company, nor be construed as a contract of employment or service relationship between the Company and you, or as a contractual right of you to continue in the employ of, or in a service relationship with, the Company for any period of time, or as a limitation of the right of the Company to discharge you at any time with or without cause or notice and whether or not such discharge results in the forfeiture of any nonvested and forfeitable PSUs or any other adverse effect on your interests under the Plan.

7.Clawback Policy.  Notwithstanding anything to the contrary in this Agreement, all PSUs payable or shares of Stock issued in settlement of PSUs  shall be subject to any clawback policy adopted by the Company from time to time regardless of whether the policy is adopted after the date on which the PSUs are granted, vest, or are settled by the issuance of shares of Stock.

8.Rights as Stockholder.  You shall not have any of the rights of a stockholder with respect to any shares of Stock that may be issued in settlement of the PSUs until such shares of Stock have been issued to you.

9.The Company’s Rights.  This Agreement shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations, or other changes in the Company’s capital structure or its business, or any merger or

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consolidation of the Company, or any issue of bonds, debentures, preferred or other stocks with preference ahead of or convertible into, or otherwise affecting the Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of the Company’s assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

10.Restrictions on Issuance of Shares.  The issuance of shares of Stock upon settlement of the PSUs shall be subject to and in compliance with all applicable requirements of federal, state, or foreign law with respect to such securities.  No shares of Stock may be issued hereunder if the issuance of such shares would constitute a violation of any applicable federal, state, or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Stock may then be listed.  The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance of any shares subject to the PSUs shall relieve the Company of any liability in respect of the failure to issue such shares as to which such requisite authority shall not have been obtained.  As a condition to the settlement of the PSUs, the Company may require you to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation, and to make any representation or warranty with respect thereto as may be requested by the Company.

11.Notices.  All notices and other communications made or given pursuant to this Agreement shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company, or in the case of notices delivered to the Company by you, addressed to the Company for the attention of its Secretary at its principal executive office or, in either case, if the receiving party consents in advance, transmitted and received via telecopy or via such other electronic transmission mechanism as may be available to the parties.  Notwithstanding the foregoing, the Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan and this award by electronic means or to request your consent to participate in the Plan or accept this award by electronic means.  You hereby consent to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

12.Entire Agreement.  This Agreement, together with the relevant Notice and the Plan, contain the entire agreement between the parties with respect to the award granted hereunder.  Any oral or written agreements, representations, warranties, written inducements, or other communications made prior to the execution of this Agreement with respect to the terms hereof shall be void and ineffective for all purposes.

13.Amendment.  This Agreement may be amended from time to time by the Company in its discretion; provided,  however, that  this Agreement may not be modified in a manner that would have a materially adverse effect on you as determined in the discretion of the Administrator, except as provided in the Plan or in a written document signed by each of the parties hereto.

14.Section 409A.  This Agreement and the PSUs are intended to be exempt from Section 409A of the Code under the “short-term deferral  rule” exemption.  The preceding provision shall not be construed as a guarantee by the Company of any particular tax effect of this Agreement and in no event shall the Company be liable for any portion of any taxes, penalties, interest or other expenses that may be incurred by you on account of non-compliance with Section 409A of the Code.

15.No Obligation to Minimize Taxes.  The Company has no duty or obligation to minimize the tax consequences to you of this award and shall not be liable to you for any adverse tax consequences to you arising in connection with this award.  You are hereby advised to consult with your own personal

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tax, financial and/or legal advisors regarding the tax consequences of this award and by signing the Notice, you have agreed that you have done so or knowingly and voluntarily declined to do so.

16.Conformity with Plan.  This Agreement is intended to conform in all respects with, and is subject to all applicable provisions of, the Plan.  Inconsistencies between this Agreement and the Plan shall be resolved in accordance with the terms of the Plan.  In the event of any ambiguity in this Agreement or any matters as to which this Agreement is silent, the Plan shall govern.

17.No Funding.  This Agreement constitutes an unfunded and unsecured promise by the Company to issue shares of Stock or make payments in the future in accordance with its terms.  You have the status of a general unsecured creditor of the Company as a result of receiving this award.

18.Effect on Other Employee Benefit Plans.  The value of the awards under this Agreement shall not be included as compensation, earnings, salaries, or other similar terms used when calculating your benefits under any employee benefit plan sponsored by the Company or any Affiliate, except as such plan otherwise expressly provides.  The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any Affiliate’s employee benefit plans.

19.Governing Law.  The validity, construction and effect of this Agreement, and of any determinations or decisions made by the Administrator relating to this Agreement, and the rights of any and all persons having or claiming to have any interest under this Agreement, shall be determined exclusively in accordance with the laws of the State of Delaware, without regard to its provisions concerning the applicability of laws of other jurisdictions.

20.Resolution of Disputes.  Any dispute or disagreement which shall arise under, or as a result of, or pursuant to or relating to, this Agreement shall be determined by the Administrator in good faith in its absolute and uncontrolled discretion, and any such determination or any other determination by the Administrator under or pursuant to this Agreement and any interpretation by the Administrator of the terms of this Agreement, will be final, binding and conclusive on all persons affected thereby.  You agree that before you may bring any legal action arising under, as a result of, pursuant to or relating to, this Agreement you will first exhaust your administrative remedies before the Administrator.  You further agree that in the event that the Administrator does not resolve any dispute or disagreement arising under, as a result of, pursuant to or relating to, this Agreement to your satisfaction, no legal action may be commenced or maintained relating to this Agreement more than twenty-four (24) months after the Administrator’s decision.

21.Headings.  The headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

22.Electronic Delivery of Documents.  By your signing the Notice, you (i) consent to the electronic delivery of this Agreement, all information with respect to the Plan and the PSUs, and any reports of the Company provided generally to the Company’s stockholders; (ii) acknowledge that you may receive from the Company a paper copy of any documents delivered electronically at no cost to you by contacting the Company by telephone or in writing; (iii) further acknowledge that you may revoke your consent to the electronic delivery of documents at any time by notifying the Company of such revoked consent by telephone, postal service or electronic mail; and (iv) further acknowledge that you understand that you are not required to consent to electronic delivery of documents.

{Glossary begins on next page}

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GLOSSARY

(a)“Administrator” means the Board or such committee appointed by the Board to administer the Plan.

(b)“Agreement” means this document, as amended from time to time, together with the Plan which is incorporated herein by reference.

(c)“Cause” means (i) an act of fraud, intentional dishonesty or theft adversely affecting the Company; (ii) noncompliance with the reasonable directives of the Board or its designees (except by reason of death or Disability); (iii) an allegation against you of discrimination by you based on race, sex, national origin, religion, handicap or age which is prohibited by applicable law if the Company has reason to believe any material portion of the allegations after an investigation conducted in accordance with any applicable Company policy; (iv) material violation by you of previously published Company policies and procedures or the Plan or your agreements with the Company; or (v) your conviction of a felony; provided, however, in the case of (ii) or (iv) above, you will be provided with thirty (30) days written notice of such event, and you will have ten (10) days to respond and/or propose a cure in writing.  If such noncompliance or material violations are not capable of cure, or if such noncompliance or material violations have not been cured within fifteen (15) days after the date of such written proposal by you, Cause shall be deemed to exist.

(d)“Code” means the Internal Revenue Code of 1986, as amended, and the Treasury regulations and other guidance promulgated thereunder.

(e)“Company” means Inventure Foods, Inc. and its Affiliates, except where the context otherwise requires.  “Company” means Inventure Foods, Inc. for purposes of the definition of Change in Control.

(f)“Good Reason” means any of the following without your consent: (i) a material diminution in your base compensation; (ii) a material diminution in your authority, duties, or responsibilities; (iii) relocation of your principal place of employment to a location more than 30 miles from the Company’s executive offices in Phoenix, Arizona; or (iv) a material breach by the Company of its material obligations under your employment agreement with the Company.  For “Good Reason” to exist, you must provide notice to the Company of the existence of one of the “Good Reason” conditions within 90 days after the initial existence of the “Good Reason” condition, upon the notice of which the Company shall have 30 days to remedy the condition.

(g)“Grant Date” means the effective date of a grant of PSUs made to you as set forth in the relevant Notice.

(h)“Notice” means the statement, letter or other written notification provided to you by the Company setting forth the terms of a grant of PSUs made to you.

(i)“Section 280G Event” means any payment or benefit on account of acceleration of vesting under this Agreement to the extent that such payment or benefit or portion thereof, when considered in combination with any other payments or benefits in the nature of compensation contingent on a change in the ownership or control of the Company (as defined in Section 280G of Code and the regulations adopted thereunder) payable to you or for your benefit, may exceed the maximum amount which the Company may pay or provide without loss of deduction under Section 280G of the Code or which you may receive without becoming subject to the tax imposed by Section 4999 of the Code.

(j)“You” or “Your” means the recipient of the PSUs as reflected on the applicable Notice.  Whenever the word “you” or “your” is used in any provision of this Agreement under

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circumstances where the provision should logically be construed, as determined by the Administrator, to apply to the estate, personal representative, or beneficiary to whom the PSUs may be transferred by will or by the laws of descent and distribution, the words “you” and “your” shall be deemed to include such person.

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EXHIBIT A

Performance Goals

The number of Target PSUs earned shall be determined by reference to the Company’s EBITDA determined in accordance with GAAP as reported in the Company’s financial statements.

The Performance Goal is achievement of cumulative Board-approved annual EBITDA targets, as follows: [Year]—$[Dollar Amount];  [Year]—$[Dollar Amount]; and [Year]—$[Dollar Amount] (each an “Annual Target”).  The cumulative three-year EBITDA target for the Performance Period is $[Dollar Amount] (“EBITDA Target”).

Determining PSUs Earned

Except as otherwise provided in the Agreement, the number of PSUs earned with respect to the Performance Period shall be determined as follows:

If the aggregate actual EBITDA for the three fiscal years ending in [Year] (“Actual EBITDA”) is equal to or greater than the EBITDA Target, [PERCENTAGE]% of the Target PSUs will be earned.

If the Actual EBITDA is less than the EBITDA Target, the number of Target PSUs earned will be determined linearly from zero to [PERCENTAGE]%.  Specifically, the number of Target PSUs earned will be determined by applying this formula:

PSUs Earned = Target PSUs x Actual EBITDA/EBITDA Target

The following Cumulative Performance Goals apply for Section 2 of the Agreement:

For an involuntary termination in [YEAR]:  EBITDA Target x [RATIO]

For an involuntary termination in [YEAR]:  EBITDA Target x [RATIO]

For a Change in Control in [YEAR]: Annual Target for [YEAR]

For a Change in Control in [YEAR]: Annual Target for [YEAR] + Annual Target for [YEAR]

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